Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-274823 on Form S-3 and Registration Statement Nos. 333-267445, 333-270935, and 333-278232 on Form S-8 of our report dated March 26, 2025, relating to the financial statements of Third Harmonic Bio, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Morristown, NJ

March 26, 2025